Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements dated April 17, 2006, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a restatement of the Company’s 2004 and 2003 consolidated financial statements) appearing in the Annual Report on Form 10-K of Taleo Corporation for the year ended December 31, 2005.
/s/ DELOITTE & TOUCHE LLP
Boston, Massachusetts
April 28, 2006